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                                                                                                                     EXHIBIT 12.1



                                                        FIRSTENERGY CORP.

                                         CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                                                          Year Ended December 31,
                                                                        ------------------------------------------------------------
                                                                            1998       1999         2000        2001        2002
                                                                            ----       ----         ----        ----        ----
                                                                                           (Dollars in Thousands)          Revised

EARNINGS AS DEFINED IN REGULATION S-K:
   Income before extraordinary items and cumulative effect of
     accounting changes..........................................       $  441,396  $  568,299   $  598,970   $  654,946  $  629,280
   Interest and other charges, before reduction for
     amounts capitalized.........................................          608,618     585,648      556,194      591,192     990,056
   Provision for income taxes....................................          321,699     394,827      376,802      474,457     563,076
   Interest element of rentals charged to income (a).............          283,869     279,519      271,471      258,561     246,416
                                                                        ----------  ----------   ----------   ----------  ----------
     Earnings as defined.........................................       $1,655,582  $1,828,293   $1,803,437   $1,979,156  $2,428,828
                                                                        ==========  ==========   ==========   ==========  ==========

FIXED CHARGES AS DEFINED IN REGULATION S-K:
   Interest expense..............................................       $  542,819  $  509,169   $  493,473   $  519,131  $  911,109
   Subsidiaries' preferred stock dividend requirements...........           65,299      76,479       62,721       72,061      78,947
   Adjustments to subsidiaries' preferred stock dividends
     to state on a pre-income tax basis..........................           43,370      44,829       32,098       43,931      54,059
   Interest element of rentals charged to income (a).............          283,869     279,519      271,471      258,561     246,416
                                                                        ----------  ----------   ----------   ----------  ----------
     Fixed charges as defined....................................       $  935,357  $  909,996   $  859,763   $  893,684  $1,290,531
                                                                        ==========  ==========   ==========   ==========  ==========

CONSOLIDATED RATIO OF EARNINGS TO FIXED
   CHARGES (b)...................................................             1.77        2.01         2.10         2.21        1.88
                                                                              ====        ====         ====         ====        ====


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(a)  Includes the interest  element of rentals where  determinable  plus 1/3 of rental expense where no readily defined interest element can be  determined.  (b) These ratios  exclude  fixed  charges  applicable  to the  guarantee of the debt of a coal supplier  aggregating  $3,828,000 for the year ended December 31, 1998. The guarantee and related coal supply contract debt expired December 31, 1999.


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